Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of VIKASA SPAC Series I Acquisition Corp. (the “Company”) on Form S-1 of our report dated January 18, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of VIKASA SPAC Series I Acquisition Corp. as of November 5, 2021 and for the period from August 16, 2021 (inception) through November 5, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

March 18, 2022